Exhibit 107

Calculation of Filing Fee Table
Form 424(b)(5)
(Form Type)
Rithm Capital Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(r)	$750,000,000	—	$750,000,000	0.00015310	$114,825
		Total Offering Amounts				$750,000,000		$114,825
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$114,825

(1)
This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the registrant’s Registration Statement on Form S-3, filed with the U.S. Securities and Exchange Commission on August 1, 2025, in accordance with Rules 456(b) and Rule 457(r)  under the Securities Act of 1933.